EXHIBIT 10.1
                                                              ------------
                      EMPLOYERS MUTUAL CASUALTY COMPANY
                         SUPPLEMENTAL RETIREMENT PLAN

                          Effective October 1, 2004

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                              TABLE OF CONTENTS


ARTICLE I.     ESTABLISHMENT OF PLAN                                  1

ARTICLE II.    DEFINITIONS                                            1

ARTICLE III.   ELIGIBILITY                                            3

ARTICLE IV.    PLAN BENEFITS                                          4

ARTICLE V.     MANNER AND TIMING OF PAYMENT OF BENEFITS               4

ARTICLE VI.    HARDSHIP                                               5

ARTICLE VII.   VESTING                                                6

ARTICLE VIII.  ADMINISTRATION BY COMMITTEE                            6

ARTICLE IX.    CONTRACTUAL LIABILITY; TRUST                           8

ARTICLE X.     ALLOCATION OF RESPONSIBILITIES                         8

ARTICLE XI.    BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS          9

ARTICLE XII.   BENEFICIARY                                            10

ARTICLE XIII.  AMENDMENT AND TERMINATION OF PLAN                      10

ARTICLE XIV.   COMMUNICATION TO PARTICIPANTS                          10

ARTICLE XV.    CLAIMS PROCEDURE                                       11

ARTICLE XVI.   MISCELLANEOUS PROVISIONS                               12

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                      EMPLOYERS MUTUAL CASUALTY COMPANY
                         SUPPLEMENTAL RETIREMENT PLAN


                      ARTICLE I.  ESTABLISHMENT OF PLAN

     Effective October 1, 2004 ("Effective Date"), Employers Mutual Casualty Company ("Company") hereby establishes the Employers Mutual Casualty Company Supplemental Retirement Plan ("Plan").

     The Plan is an unfunded, nonqualified retirement plan maintained primarily for the purpose of providing additional deferred compensation for a select group of management and highly compensated employees, as described in Articles 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is not intended to be a tax-qualified retirement plan under Article 401(a) of the Internal Revenue Code of 1986, as amended ("Code"). The Plan will enable select employees to receive retirement benefits without regard to the limit on compensation imposed on the Qualified Retirement Plan by Article 401(a)(17) of the Code and to recognize certain other compensation in the determination of retirement benefits hereunder.


                           ARTICLE II.  DEFINITIONS

     2.1 "Accrued Benefit" shall mean, with respect to each Participant, the retirement benefit provided under Article IV.

     2.2 "Active Participant" shall mean, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant who is in Service shall cease to be an Active Participant immediately upon a determination by the Committee that the Participant has ceased to be an Employee.

     2.3 "Committee" shall mean the Employers Mutual Casualty Company Employee Benefits Committee, or such other committee as the Board of Directors of the Company appoints as provided for in Article XIII.

     2.4 "Company" shall mean Employers Mutual Casualty Company and any Participating Company which adopts this Plan.

     2.5 "Compensation" shall mean compensation for the applicable Plan Year as defined in the Employers Mutual Casualty Company Retirement Plan ("Qualified Retirement Plan"), a defined benefit plan qualified under Section 401(a) of the Code. "Total Compensation" shall mean Compensation as defined above for the applicable Plan Year, adjusted as follows:

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     (a)   increased by compensation that would have otherwise been included in the definition of Compensation under the Qualified Retirement Plan but for the limitation of Article 401(a)(17) of the Code;

     (b) increased by compensation deferred under the EMCC Option It! Deferred Bonus Compensation Plan or any similar preceding deferred bonus plan;

     (c) increased by compensation deferred under the Employers Mutual Casualty Company Executive Nonqualified Excess Plan ("ENEP"), or the Employers Mutual Casualty Company Excess Deferral Plan, also known as the 2001 Deferred Compensation Plan of EMC; and

     (d) decreased by Employer Matching Credits (as defined in the ENEP) credited to the Participant's Deferred Compensation Account (as defined in the ENEP).

     2.6 "Disability" shall mean the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall also be considered disabled if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for at least 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering the Company's employees. The determination of the existence or nonexistence of Disability shall be made by the Committee in a nondiscriminatory manner.

     2.7   "Effective Date" shall be October 1, 2004.

     2.8 "Employee" shall mean an individual in the Service of the Company if the relationship between the individual and the Company is the legal relationship of employee and employer and if the individual is a highly compensated or management employee of the employer. An individual shall cease to be an Employee upon the first to occur of the following: (i) the Employee's termination of Service; or (ii) a determination by the Committee that the Employee no longer meets the eligibility requirements for participation in the Plan.

     2.9 "Participant" shall mean, with respect to any Plan Year, an Employee who meets the eligibility requirements of Article III and who has an
Accrued Benefit under the Plan.   A Participant who separates from Service
with the Company and who later returns to Service will not be eligible under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant's return to Service, whether or not the Participant shall have an Accrued Benefit remaining under the Plan on the date of his or her return to Service.

     2.10 "Participating Company" shall mean any trade or business (whether or not incorporated) which adopts this Plan with the consent of the Company.

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     2.11  "Plan" shall mean the Employers Mutual Casualty Company
Supplemental Retirement Plan, as herein set out or as duly amended.

     2.12 "Plan Administrator" shall mean the Committee (or Company if no Committee exists) unless the Board of Directors of the Company appoints a person or different committee to serve as Plan Administrator.

     2.13  "Plan Year" shall mean the twelve-month period ending on December
31.

     2.14 "Qualified Retirement Plan" shall mean the Employers Mutual Casualty Company Retirement Plan, as amended from time to time, a pension plan adopted by the Company which is qualified under Article 401(a) of the Code, or any successor defined benefit plan that replaces such plan.

     2.15 "Qualifying Distribution Event" shall mean the Participant's Retirement or the termination of Participant's Service with the Company for any reason, including as a result death or Disability.

     2.16 "Retire" or "Retirement" shall mean Retirement within the meaning of the Qualified Retirement Plan and commencement of payment of benefits under such plan.

     2.17  "Service" shall mean employment by the Company as an Employee.

     2.18 "Spouse" or "Surviving Spouse" shall mean, except as otherwise provided in the Plan, the legally married spouse or surviving spouse of a Participant.

     2.19  "Trust" shall mean the trust fund established pursuant to Article
9.2.

     2.20 "Trustee" shall mean the trustee, if any, named in the agreement establishing the Trust and such successor or additional trustee as may be named pursuant to the terms of the agreement establishing the Trust.


                          ARTICLE III.  ELIGIBILITY

     3.1 An Employee shall become a Participant in the Plan if he or she in any Plan Year has Total Compensation that exceeds Compensation and Compensation for such Plan Year is used in calculating a Participant's accrued benefit under the Qualified Retirement Plan.

     3.2 The following Employees who have individually entered into an Excess Retirement Benefit Agreement with the Company shall automatically become Participants as of the Effective Date: Bruce G. Kelley, Roger L. Ford, Raymond L. Geary, Jr., William A. Murray, Ronald W. Jean, Raymond W. Davis and David O. Narigon. Such individual agreements shall terminate as of the Effective Date and all liabilities of the Company with respect to such individual agreements shall be governed by this Plan; provided, however, that the Accrued Benefit of each such Participant under this Plan as of the Effective Date shall at least be equal to the benefit the Participant would have received under his or her individual agreement if he or she had terminated employment as of the Effective Date.

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                          ARTICLE IV.  PLAN BENEFITS

     4.1 Upon a Participant's termination of employment for any reason, whether by Retirement, Disability, death or other termination of employment, the Participant (or his or her beneficiary) shall be entitled to an Accrued Benefit under this Plan equal to the difference between (A) the benefit the Participant (or his or her beneficiary) would have been entitled to receive under the Qualified Retirement Plan, using the definition of Total Compensation for all applicable Plan Years in calculating such benefit, and
(B) the actual benefit the Participant (or his or her beneficiary) is entitled to receive under the Qualified Retirement Plan, using the definition of Compensation for all applicable Plan Years.

     4.2 Applicable Plan Years shall include all Plan Years beginning with the Participant's first Plan Year in which Total Compensation exceeded Compensation (even if prior to 2004). The Accrued Benefit as of the relevant date shall be expressed in the same manner as the normal form of benefit under the Qualified Retirement Plan if the Participant's benefit is based upon the defined benefit formula prior to the introduction of the cash balance feature in the Qualified Retirement Plan (i.e., life annuity) or expressed as a lump sum amount if the Participant's benefit under the Qualified Retirement Plan is expressed as a cash balance account lump sum amount (prior to conversion to an annuity form).


            ARTICLE V.  MANNER AND TIMING OF PAYMENT OF BENEFITS

     5.1 The benefit payable to a Participant shall be payable to him/her (or his or her beneficiary) as a lump sum benefit if the present value of such benefit (as of the date of termination of employment) is less than $50,000, using the actuarial assumptions set forth in the definition of Actuarial Equivalent in the Qualified Retirement Plan.

     5.2 The benefit payable to a Participant shall be payable to him/her (or his or her beneficiary) in equal annual installments if the present value of such benefit (as of the date of termination of employment) is equal to or greater than $50,000, using the actuarial assumptions set forth in the definition of Actuarial Equivalent in the Qualified Retirement Plan. The period of time during which equal annual payments will be made shall be based on the following schedule:

       Present Value of                       Years of
       Accrued Benefit                     Annual Payments
       ---------------                     ---------------

At least     But less than
--------     -------------
$ 50,000     $100,000                            2
$100,000     $150,000                            3

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$150,000     $200,000                            4
$200,000     $250,000                            5
$250,000     $300,000                            6
$300,000     $350,000                            7
$350,000     $400,000                            8
$400,000     $450,000                            9
$450,000 and above                               10

     5.3 Any lump sum payment shall be made on or shortly after January 2 in the year following the year of termination of employment (with interest from date of termination to date of payment at the interest rate in the definition of Actuarial Equivalent in the Qualified Retirement Plan). If periodic payments is the method of payment, the first annual payment shall be made on or shortly after January 2 in the year following termination of employment and each subsequent annual payment shall be made on or shortly after January 2 in each subsequent year. The actuarial equivalency of the periodic payments compared to the present value of the Accrued Benefit shall be calculated as of the date of the first annual payment.


                            ARTICLE VI.  HARDSHIP

     An accelerated distribution may be made on account of financial hardship to a Participant who is in pay status, subject to the following provisions:

     6.1 A Participant may, at any time prior to commencement of the first annual payment (but after termination of employment) or prior to the completion of distribution of all ten payments make application to the Committee to receive a distribution in a lump sum of all or a portion of the remaining annual installments because of an unforeseeable emergency that results in severe financial hardship to the Participant. A distribution because of an unforeseeable emergency shall not exceed the amount required to meet the immediate financial need created by the unforeseeable emergency (taking into account the taxes to be paid on the distribution) and which is not otherwise reasonably available from other resources of the Participant (including reimbursement or compensation by insurance or otherwise). An unforeseeable emergency shall be limited to those circumstances that constitute a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar circumstances arising as a result of events beyond the control of the Participant.

     6.2 The Participant's request for a distribution on account of financial hardship must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount requested to be distributed and the total amount of the actual expense incurred or to be incurred on account of financial hardship.

     6.3 If a distribution under this Article VI is approved by the Committee, such distribution will be made as soon as practicable following the date it is approved. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a distribution on account of a financial hardship.

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     6.4   If the distribution is less than the present value of all unpaid annual payments, each remaining annual payment shall be reduced actuarially to reflect the amount of the hardship withdrawal.

     6.5 The Committee may from time to time adopt additional policies or rules governing the manner in which such distributions may be made so that the Plan may be conveniently administered.


                            ARTICLE VII.  VESTING

     A Participant shall be vested in the portion of his/her Accrued Benefit under this Plan to the same extent and under the same vesting schedule as set forth in the applicable provisions of the Qualified Retirement Plan with respect to his/her accrued benefit under that plan.


                  ARTICLE VIII.  ADMINISTRATION BY COMMITTEE

     8.1 Membership of Committee: The Committee shall consist of at least three individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his/her successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

     8.2 Committee officers; Subcommittee: The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be, but need not be, a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment on behalf of the Committee.

     8.3 Committee meetings: The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

     8.4 Transaction of business: A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

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     8.5   Committee records:  The Committee shall maintain full and
complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan.

     8.6 Establishment of rules: Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

     8.7 Conflicts of interest: No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself/herself or to any of his/her rights or benefits under the Plan (except that such member may sign unanimous written consents to resolutions adopted or other action taken without a meeting).

     8.8 Correction of errors: The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

     8.9 Authority to interpret Plan: Subject to the claims procedure set forth in Article XV, the Plan Administrator and the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and to make determinations as to eligibility and benefits under the Plan. Determinations by the Plan Administrator and the Committee shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons.

     8.10 Third party advisors: The Committee may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan. The Committee shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan. The Committee shall communicate such needs to the Company so that its policies may be appropriately coordinated to meet such needs.

     8.11 Compensation of members: No fee or compensation shall be paid to any member of the Committee for his/her Service as such.

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     8.12  Expense reimbursement:  The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

     8.13 Indemnification: No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him/her or on his/her behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company's own assets), each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud, bad faith, willful misconduct or gross negligence.


                  ARTICLE IX.  CONTRACTUAL LIABILITY; TRUST

     9.1 Contractual Liability: The obligation of the Company to make payments hereunder shall constitute a contractual liability of the Company to the Participant. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

     9.2 Trust: The Company may establish a Trust with the Trustee, pursuant to such terms and conditions as are set forth in the Trust Agreement. The Trust, if and when established, is intended to be treated as a grantor trust for purposes of the Code. The establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted and administered.


                  ARTICLE X.  ALLOCATION OF RESPONSIBILITIES

     The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

     10.1   Board:

            (i)     To amend the Plan;

            (ii)    To appoint and remove members of the Committee; and

            (iii)   To terminate the Plan.

     10.2   Committee:

            (i)     To determine eligibility for participation;

            (ii) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Article XV relating to claims procedure;

            (iii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

            (iv)    To account for the Accrued Benefits of Participants; and

            (v)     To direct the Company in the payment of benefits.

     10.3   Plan Administrator:

            (i) To file such reports as may be required with the United Stated Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

            (ii) To administer the claims procedure to the extent provided in Article XV.


          ARTICLE XI.  BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS

     11.1 Benefits not assignable: No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any ones trustee; nor shall any portion of such benefit be in any manner used for payment of a Participant's debts, contracts, liabilities, or torts; provided, however, the Plan Administrator may recognize an assignment of benefits to an alternate payee under a Qualified Domestic Relations Order meeting the requirements of Article 414(p) of the Code.

     11.2 Payments to minors and others: If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his/her incapacity and satisfactory evidence that another person or institution is maintaining him/her and that no guardian or committee has been appointed for him/her, may cause any payment otherwise payable to him/her to be made to such person or institution so maintaining him/her. Payment to such person or institution shall be in full satisfaction of any claims by or through the Participant to the extent of the amount thereof.

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                          ARTICLE XII.  BENEFICIARY

     The Participant's beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a beneficiary, the beneficiary shall be his/her Surviving Spouse. If the Participant does not designate a beneficiary and has no Surviving Spouse, the beneficiary shall be the Participant's estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a beneficiary (the "primary beneficiary") is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him/her, the balance to which he/she is entitled shall be paid to the contingent beneficiary, if any, named in the Participant's current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had died on the date of such filing.


               ARTICLE XIII.  AMENDMENT AND TERMINATION OF PLAN

     The Board may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant's Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating of the payment of such Accrued Benefit.

     Upon the occurrence of a termination event, the Accrued Benefit of each Participant shall become fully vested and payable to the Participant in a lump sum.


                 ARTICLE XIV.  COMMUNICATION TO PARTICIPANTS

     The Company shall make a copy of the Plan available to any Participant or to a beneficiary who is entitled to payment of benefits hereunder because of the death of a Participant.

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                        ARTICLE XV.  CLAIMS PROCEDURE

     The following claims procedure shall apply with respect to the Plan:

     15.1 Filing of a claim for benefits: If a Participant or beneficiary (the "claimant") believes that he/she is entitled to benefits under the Plan which are not being paid to him/her or which are not being accrued for his/her benefit, he/she shall file a written claim therefore with the Plan Administrator.

     15.2 Notification to claimant of decision: Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the claimant of the decision in a timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

     15.3 Procedure for review: Within 60 days following receipt by the claimant of notice denying the claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

     15.4 Decision on review: The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:

            15.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

            15.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by a claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

            15.4.3 The decision of the Committee shall be final and conclusive. A Participant must exhaust his/her remedies under this claim procedure before filing any action in court for entitlement to benefits.

     15.5 Action by authorized representative of claimant: All actions set forth in this Article XV to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by his/her to act in his/her behalf on such matters. The Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.


                    ARTICLE XVI.  MISCELLANEOUS PROVISIONS

     16.1 Set off: Notwithstanding any other provision of this Plan, the Company may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Company that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

     16.2 Notices: Each Participant who is not in Service and each beneficiary shall be responsible for furnishing the Committee or its designee with his/her current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

     16.3 Lost distributees: A benefit shall be deemed forfeited if the Plan Administrator is unable to locate the Participant or beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or beneficiary for all or part of the forfeited benefit.

     16.4 Reliance on data: The Company, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Company, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or beneficiary.

     16.5   Receipt and release for payments:  Subject to the provisions of
Article 16.1, any payment made from the Plan to or with respect to any Participant or beneficiary, or pursuant to a disclaimer by a beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Company with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

     16.6 Headings: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

     16.7 Continuation of employment: The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Company to discharge any Employee or to deal with him/her without regard to the effect thereof under the Plan.

     16.8 Merger or consolidation: No employer-party to the Plan shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a "Successor Entity") unless such Successor Entity shall assume the rights, obligations and liabilities of the employer-party under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

     16.9 Taxes: The Company does not represent or guarantee that any particular tax consequences (favorable and unfavorable) will result from participation in the Plan. Participants shall bear their share of taxes assessed against them because of benefits paid or accrued under the Plan. Any taxes owed may be withheld from or charged against benefits otherwise payable from the Plan. Any Participant's portion of FICA/FUTA (including Medicare) taxes due on amounts credited to the Participant's account under the Plan prior to when payments are made under the Plan shall be deducted from other current compensation payable to the Participant.

     16.10 Construction: The provisions of the Plan shall be construed and enforced according to the laws of the state of Iowa, except to the extent that such laws are superseded by ERISA or other applicable federal law.

                             AMENDMENT NO. 1
                                 TO THE
                   EMPLOYERS MUTUAL CASUALTY COMPANY
                      SUPPLEMENTAL RETIREMENT PLAN

This Amendment No. 1 to the Employers Mutual Casualty Company Supplemental Retirement Plan, ("Plan"), is hereby adopted effective as of January 1, 2005, and shall amend the Plan in the following respects.

     1. Section 2.6 of the Plan (definition of "Disability") is hereby amended by deleting it in its entirety and substituting the following:

         "2.6   'Disability' shall have the meaning as set forth in the
         definition of 'Disabled' as contained in Section 409A of the Internal Revenue Code, and guidance and regulations issued thereunder. The determination of the existence or nonexistence of Disability shall be made by the Committee in a nondiscriminatory manner."

     2. Section 8.11 of the Plan is hereby amended by deleting it in its entirety and substituting the following:

         "8.11   Compensation of members:  No fee or compensation shall be
         paid to any member of the Committee who is a Participant in the Plan for his/her Service as a Committee member with respect to matters concerning the Plan."

     3. Section 8.13 of the Plan is hereby amended by deleting it in its entirety and substituting the following:

         "8.13   Indemnification:  No member of the Committee shall be
         personally liable by reason of any contract or other instrument executed by him/her or on his/her behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, to the full extent set forth in the By-laws of the Company."

Executed this 29 day of September, 2005, by its duly authorized representative.

EMPLOYERS MUTUAL CASUALTY COMPANY

By /s/ Bruce G. Kelley
   -------------------
     Bruce G. Kelley, President